Exhibit 4.11

Supplementary Agreement to the Insurance Sales Framework Agreement between China Life

Insurance Company Limited and China Life Property and Casualty Insurance Company Limited

(Agency Services to be Provided by China Life Insurance Company Limited)

This Supplementary Agreement, which adjusts and revises the estimated caps of agency service fees for 2016 and 2017 under the Insurance Sales Framework Agreement between China Life Insurance Company Limited and China Life Property and Casualty Insurance Company Limited (Agency Services to be Provided by China Life Insurance Company Limited) (the “Master Agreement”), is entered into on August 30, 2016 in Beijing, People’s Republic of China (“PRC”) by and between the following two parties:

(1)	China Life Property and Casualty Insurance Company Limited (“Party A”)

Address: 15/F, China Life Center, Financial Street, Xicheng District, Beijing

Legal representative: Yang Mingsheng

(2)	China Life Insurance Company Limited (“Party B”)

Address: China Life Plaza, No. 16 Financial Street, Xicheng District, Beijing

Legal representative: Yang Mingsheng

I.	Through negotiations, the two parties above agree to adjust and revise the caps of agency service fees for 2016 and 2017 as reasonably estimated as follows:

•	2016: RMB 3 billion (estimate)

•	2017: RMB 5 billion (estimate)

II.	The estimates herein are only reasonably estimated amounts for the caps of agency service fees, and specific agency service fees shall be calculated in accordance with the Master Agreement at actual amounts incurred.

III.	This Supplementary Agreement shall have the same legal effect as the Master Agreement and constitutes an integral part of the Master Agreement, with terms of the Master Agreement applicable to this Supplementary Agreement. Any matters not referred to herein shall be governed by the Master Agreement and its appendixes.

Party A:	Party B:

China Life Property and Casualty Insurance Company Limited	China Life Insurance Company Limited

Legal Representative or Authorized Representative (Signature)	Legal Representative or Authorized Representative (Signature)